Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Agrium Inc.

We consent to the use of:

•

our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the consolidated balance sheets of Agrium Inc. (the “Corporation”) as at December 31, 2008 and 2007, and the consolidated statements of operations, cash flows, and comprehensive income and shareholders’ equity for each of the years in the three-year period ended December 31, 2008

•	our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008

•

our Report of Independent Registered Public Accounting Firm dated February 25, 2009 on the supplemental information entitled “Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2008, 2007 and 2006” of the Corporation

•	our Comments by Auditors for US Readers on Canada—U.S. Reporting Differences, dated February 25, 2009.

each of which is incorporated herein by reference from the Corporation’s annual report on Form 40-F for the fiscal year ended December 31, 2008 and to the reference to our firm under the heading “Experts” in this Amendment No. 3 to the prospectus/offer to exchange. Our Comments for US Readers refers to changes in accounting policies described in note 2 to the Corporation’s consolidated financial statements.

/s/ KPMG LLP
KPMG LLP
Chartered Accountants

Calgary, Canada
May 14, 2009